EXHIBIT 10.19
                                                              FORM 10-K
                                           YEAR ENDED DECEMBER 31, 1999




                              AGREEMENT

This Agreement dated February 1, 2000 is between Wayne T. Ewing
(hereinafter "Ewing") and Bucyrus International, Inc. (hereinafter
"Bucyrus").

In consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1. During the term of this Agreement, Ewing agrees to perform certain consulting assignments for Bucyrus, only as approved in advance by Robert L. Purdum, Chairman of the Board of Bucyrus. Ewing shall be paid $1,500.00 per day and shall be reimbursed his reasonable expenses for performing said consulting services. Such consulting fees and expenses shall be paid and reimbursed on a monthly basis against submitted time and expense statements as approved by Robert Purdum.

2. During the term of this Agreement, Bucyrus agrees to pay the following bonuses to Ewing:

     a. $25,000.00 for each Bucyrus electric mining shovel or dragline sold into the North American coal industry.

     b. $5,000.00 for each Bucyrus rotary blasthole drill sold into the North American coal industry.

     c. $50,000.00 for the first sale of Bucyrus' new large electric mining shovel (currently commonly called "Big Bite") into the North American coal industry, but only if Ewing's direct involvement contributes to the sale of "Big Bite". Such payment will be instead of, and not in addition to, the payment provided in Section 2(a) above.

     d. $100,000.00 for the second sale of "Big Bite" into the North American coal industry, but only if Ewing's direct involvement contributes to the sale. Such payment will be instead of, and not in addition to, the payment provided in Section 2(a) above.

     e. For any "Big Bite" sales into the North American coal industry after the second "Big Bite" sale, or for the first two "Big Bite" sales into the North American coal industry if Ewing was not involved in the sale, Ewing will be paid as provided in
          Section 2(a) above.

3. During the term of this Agreement, Bucyrus shall also pay Ewing a bonus of 5% of the incremental standard parts margin generated in each calendar year over and above the standard margin generated on parts sold to the North American coal industry in the previous calendar year (the "base year"). For each year this Agreement is in place, the previous calendar year becomes the base year. For example, if in the year 2000 the standard margin on parts sold into the North American coal industry increased by $6,000,000.00 over the 1999 base year, Ewing would receive $300,000.00 in bonus payments. Any partial calendar year calculations shall be prorated accordingly.

4. The bonus payments provided in Sections 2 and 3 above will be made to Ewing within 30 days after completion of the annual audit of Bucyrus' financial statements (the "Payment Date"), and will only apply to sales actually made to customers during the term of this Agreement as evidenced by a signed agreement with the customer. Provided, however, if Bucyrus has not received total payment from the customer for the sale of equipment by the Payment Date, Ewing shall only be entitled to payment of a percentage of his bonus equal to the percentage of the purchase price actually received by Bucyrus. Ewing will be paid the remainder of his bonus after receipt by Bucyrus of the total purchase price.

5. The term of this Agreement shall commence on the date of this Agreement and shall continue thereafter for eighteen (18) months. The term of this Agreement may be extended by mutual agreement of the parties.

6. This Agreement, or any provision hereof, may not be assigned by Ewing without the prior written consent of Bucyrus.

7. Ewing's relationship with Bucyrus in this Agreement is that of an independent contractor.

8. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


BUCYRUS INTERNATIONAL, INC.                  WAYNE T. EWING


By:  /s/Robert L. Purdum                     /s/Wayne T. Ewing

Name:  Robert L. Purdum

Title: CHR - BOD Bucyrus International